Exhibit 1.2

COWEN AND COMPANY, LLC

599 Lexington Ave., 27th Floor

New York, New York 10022

December        , 2017

GigCapital, Inc.

3000 El Camino Real

Building 4, Suite 232

Palo Alto, CA 94306

Attn: Dr. Avi S. Katz, Chief Executive Officer, President and Secretary

Ladies and Gentlemen:

This is to confirm our agreement whereby GigCapital, Inc., a Delaware corporation (“Company”), has requested Cowen and Company, LLC and Chardan Capital Markets, LLC (together the “Advisors” and each an “Advisor”) to assist it in connection with the Company merging with, acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-221581) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.    Services and Fees.

(a)    The Advisors will, from time to time, upon the Company’s request and in consultation with the Company:

(i)	Hold meetings with Company stockholders to discuss one or more potential Business Combinations, including discussions of each potential Target’s attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iii)	Assist the Company in its efforts to obtain stockholder approval, including assistance with proxy statement(s) and/or tender offer materials, for one or more Business Combinations, until such time as the Company has completed an initial Business Combination; and

(iv)	Assist the Company with any press releases and/or filings related to the Business Combination or the Target (the activities described in the foregoing clauses (i)-(iv), the “Services”).

Notwithstanding anything to the contrary contained herein, the Services to be provided for hereunder will not include any solicitation of potential investors in connection with the IPO.

(b)    As compensation for the Services, the Company will pay the Advisors a cash fee equal to, in the aggregate, (i) 3.5% of the gross proceeds received by the Company from the sale of its equity securities pursuant to the Registration Statement during the IPO, excluding any proceeds from the full or partial exercise of the underwriters’ over-allotment option described therein (the “Over-Allotment Option”), plus (ii) 5.033333% of the gross proceeds received by the Company from the sale of its equity securities upon the full or partial exercise of the Over-Allotment Option (collectively, the “Fee”). The Fee is due and payable to the Advisors by wire transfer at the closing of the initial Business Combination (“Closing”) and shall be allocated as agreed to among the Advisors. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any other fees which may become payable to the Advisors pursuant to any other agreement between the Advisors and the Company or the Target.

2.    Expenses.

At the Closing, the Company shall reimburse the Advisors for all reasonable costs and expenses incurred by the Advisors (including reasonable fees and disbursements of counsel) in connection with the performance of the Services hereunder; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval shall not be unreasonably withheld.

3.    Company Cooperation; Information.

(a)    The Company will provide full cooperation to each Advisor as may be necessary for the efficient performance by such Advisor of its obligations hereunder, including, but not limited to, providing to such Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that such Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to such Advisor; and, using commercially reasonable efforts to provide such Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisors of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to any Advisor’s engagement hereunder.

(b)    Each Advisor shall obtain the Company’s written approval (which may be provided via email) prior to sharing with third parties any Information, presentations and/or materials about the Company, its stockholders and/or affiliates, the initial Business Combination and any potential Targets, to the extent that any such information is not already provided to the public in the Registration Statement.

4.    Representations; Warranties and Covenants.

(a)    The Company represents, warrants and covenants to each Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

(b)    Each Advisor represents, warrants and covenants to the Company that it (i) is not prohibited from entering into this Agreement by any other contract, agreement, law or order; (ii) will use personnel of required skill, experience and qualifications to perform the Services; and (iii) will provide written updates as to the performance of the Services as requested by the Company.

5.    Indemnity.

The Company shall indemnify the Advisors and their affiliates and directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex 1, each Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the Fee (each, a “Claim”); (ii) to waive any Claim it may have in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.    Use of Name and Reports.

Without any Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) such Advisor’s name or (ii) any advice rendered by such Advisor to the Company or any communication from such Advisor in connection with performance of the Services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

7.    Status as Independent Contractor.

Each Advisor shall perform the Services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that no Advisor shall have authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisors will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither any Advisor nor any of such Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.    Potential Conflicts.

The Company acknowledges that the Advisors are full-service securities firms engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, each Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict any Advisor or any of its affiliates in conducting such business.

9.    Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.    Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section 10.

11.    Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12.    Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties. The Company’s engagement of any other consultant(s) shall not affect any Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.    Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York under the accelerated adjudication procedures of the Commercial Division. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14.    Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

COWEN AND COMPANY, LLC

By:

Name:
Title:

CHARDAN CAPITAL MARKETS, LLC

By:

Name:
Title:

AGREED AND ACCEPTED BY:

GIGCAPITAL, INC.

By:

Name:
Title:

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company’s engagement of Cowen and Company, LLC and Chardan Capital Markets, LLC (together, the “Advisors” and each an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, GigCapital, Inc. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and its affiliates and its respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of stockholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisors, or (B) otherwise relate to or arise out of any Advisor’s activities on the Company’s behalf under such Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of any Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not any Advisor is an Indemnified Person), the Company and such Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and such Advisor on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor’s contribution to such Claim exceed the amount of fees actually received by such Advisor from the Company pursuant to such Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisors on the other, with respect to the Advisors’ engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisors in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.